Exhibit 10.1

FIFTH AMENDMENT TO

LOAN AND SECURITY AGREEMENT AND LOAN DOCUMENTS

THIS FIFTH AMENDMENT TO LOAN AND SECURITY AGREEMENT AND LOAN DOCUMENTS (“Amendment”) is entered into as of July 3rd, 2018 (“Effective Date”), between PEN BRANDS LLC, an Ohio limited liability company f/k/a Nanofilm, Ltd. (“Borrower”) and MBANK, a Michigan banking corporation, as assignee of Mackinac Commercial Credit, LLC, a Michigan limited liability company (together with its successors and assigns, the “Lender”).

RECITALS

A. Lender and Borrower entered into a Loan and Security Agreement dated April 4, 2014, as amended by a First Amendment to Loan and Security Agreement dated effective as of April 4, 2015, a Second Amendment to Loan and Security Agreement dated effective as of April 3, 2017, a Third Amendment to Loan and Security Agreement and Loan Documents dated effective as of October 17, 2017, and a Fourth Amendment to Loan and Security Agreement and Loan Documents dated effective as of March 30, 2018 (as so amended, the “Loan Agreement”), together with various other documents, written agreements, certificates and instruments between Lender and Borrower, among others, in connection therewith (collectively, as amended or modified from time to time, the “Loan Documents”). All capitalized terms not defined herein shall have the same meanings ascribed to such terms in the Loan Agreement.

B. Lender and Borrower have agreed to modify the terms and conditions of the Loan Agreement and other Loan Documents, and Borrower and Lender wish to set forth their agreement regarding the foregoing in this Amendment.

NOW, THEREFORE, in consideration of the mutual covenants, conditions, and provisions as hereinafter set forth, the parties hereto agree as follows:

1. Modifications to Loan Agreement.

(a) Maturity Date. The definition of “Maturity Date” as set forth in Paragraph 2(e) of the Term Sheet to the Loan Agreement is hereby amended to the “Earlier of Demand or July 3, 2019”.

(b) Renewal. Section 2(e) of the Loan Agreement is hereby amended and restated in its entirety to read as follows:

“(e) Term; Automatic Renewal. The term of this Agreement and of the Loan shall be on Demand, but if Demand is not made, then no later than the date set forth on the Term Sheet (the “Maturity Date”). Notwithstanding anything to the contrary or inconsistent contained herein, provided no Default exists, the Maturity Date, as extended to July 3, 2019 pursuant to the Fifth Amendment to Loan and Security Agreement and Loan Documents dated July 3, 2018, will automatically be further extended one time for one (1) year (“Renewal Term”), unless either party notifies the other party in writing of its intent not to so extend such Maturity Date at least sixty (60) days prior thereto. If such Maturity Date is extended, Borrower shall pay to Lender a renewal fee in the amount of one percent (1.0%) of the Maximum Loan Amount, which shall be due and payable on or before the beginning of the Renewal Term.”

(c) Quarterly Exams. The first sentence of Section 5(a) of the Loan Agreement is hereby amended and restated in its entirety to read as follows:

“Lender may, at all reasonable times, but no less than once every fiscal quarter, have access to, examine, audit, make extracts from and inspect Borrower’s records, files, books of account and the Collateral.”

(d) Intercompany Limitations. Section 10(c) of the Loan Agreement is hereby amended and restated in its entirety to read as follows:

“(c) (i) Declare or pay cash dividends upon any of its stock or distribute any of its property or make (except in the ordinary course of business) any loans or extensions of credit or investments in any Person, other than the issuance or extension of any of the foregoing to PEN to the extent that the aggregate amount thereof (including without limitation, the issuance of accounts receivable) does not exceed $2,978,000 at any one time (it being acknowledged by Borrower that such issuances or extensions to PEN is not considered to be in the ordinary course of business); (ii) redeem, retire, purchase or acquire, directly or indirectly any of its stock, or (iii) make any material change in its capital structure or in its business or operations which might adversely affect the repayment of the Obligations, except for consummation of the Merger;”

2. Modifications to Revolving Credit Loan Rider #1.

(a) Advances. The first paragraph of Section 2.A of the Revolving Credit Loan Rider #1 is hereby amended and restated in its entirety to read as follows:

“Advances. Subject to the terms of the Agreement, Lender may, in its sole discretion and upon Borrower’s request, make Advances to Borrower in an aggregate amount (hereinafter referred to as the “Gross Availability”) not to exceed at any time, the lesser of (a) the Maximum Loan Amount as set forth on the Term Sheet or (b) an amount equal to the sum of (i) the applicable Percentage Advance Rate as set forth on the Term Sheet times the face amount (less maximum discounts, credits and allowances which may be taken by or granted to Receivable Debtors in connection therewith) of Eligible Receivables; plus (ii) the lesser of (1) the Inventory Cap as set forth on the Term Sheet, or (2) the Inventory Value reflected in the most recent Inventory Report delivered to the Lender; plus (iii) the Borrowing Base; plus (iv) the balance in the Borrowing Base Cash Collateral Account; plus (v) upon the request of Borrower to include Eligible Purchase Orders in the calculation hereof, the Purchase Order Advance Amount with respect to such Eligible Purchase Orders; provided that (A) a request for a Purchase Order Advance Amount shall not be made more than three (3) times during the term of the Agreement, (B) no Purchase Order Advance Amount may be included in the calculation of “Gross Availability” until Advances made in reliance on any prior Purchase Order Advance Amount have been repaid in full, and (C) each Purchase Order Advance Amount may only be included in the calculation of “Gross Availability” for a period of not more than thirty (30) days. Borrower hereby agrees that failure to repay any Advances made in reliance upon a Purchase Order Advance Amount within such 30-day period shall constitute a Default under the Agreement. All Advances hereunder may be borrowed, repaid and reborrowed by Borrower during the term of the Agreement. All Advances and amounts payable pursuant to this Rider shall constitute part of the Obligations.”

(b) Inventory Cap. The definition of “Inventory Cap” as set forth in Section 2(A)(ii) of the Term Sheet to the Revolving Credit Loan Rider #1 is hereby amended and restated to mean: “$500,000, reducing as of November 1, 2018, to the lesser of (A) $500,000 less the Amortization Amount, and (B) the Inventory Value reflected on the Inventory Report delivered to the Lender on and as of October 31, 2018 less the Amortization Amount, to be further reduced by the Amortization Amount as of the first day of each month thereafter.”

(c) Definitions. The following definitions are hereby added to Section 1 of the Revolving Credit Loan Rider #1 in appropriate alphabetical sequence:

“Amortization Amount” shall mean an amount equal to $7,500.00.

“Inventory Value” shall mean, with respect to any calculation of Gross Availability, the sum of (A) the applicable Percentage Advance Rate as set forth on the Term Sheet times the value of Borrower’s Eligible Raw Materials (less freight and container costs) calculated at the lower of cost or market value, plus (B) the applicable Percentage Advance Rate as set forth on the Term Sheet times the value of Borrower’s Eligible Finished Goods (less freight and container costs) calculated at the lower of cost or market value.

3. Representations. Borrower represents and warrants to Lender (and Lender relies upon such representations and warranties in entering into this Amendment) as follows:

(a) Organizational Documents; No Membership Changes. Since March 30, 2018, there have been no amendments to the Articles of Organization or Operating Agreement of the Borrower;

(b) Representations Still True. The representations in the Loan Agreement and contained in all other Loan Documents remain true, and Borrower reaffirms such representations, in all respects as of the date hereof;

(c) No Events of Default. No Event of Default has occurred and is continuing as of the date hereof and no event or condition which, with the giving of notice, the lapse of time, or both, would constitute an Event of Default, has occurred and is continuing as of the date hereof; and

(d) Execution, Delivery and Performance. Execution, delivery and performance of this Amendment and any other documents and instruments required under this Amendment or the Loan Agreement are within Borrower’s powers, have been duly authorized, are not in contravention of law or the terms of the organizational documents of the Borrower, and do not require the consent or approval of any governmental body, agency, or authority, and this Amendment and any other documents and instruments required under this Amendment or the Loan Agreement when executed will be valid and binding in accordance with their terms.

4. Conditions to Effectiveness. The effectiveness of this Amendment shall be subject to satisfaction of the following conditions:

(a) Amendment Documents. Borrower shall have executed and delivered, or cause to be executed and delivered to Lender, this Amendment (including the acknowledgement and agreement to the amendments contained herein of the Guarantors) and all other documents and instruments required by Lender in connection with this Amendment, all to be in form and content satisfactory to Lender.

(b) Lender Expenses. Borrower shall have paid to Lender all of Lender’s fees, costs and expenses (including without limitation, attorneys’ fees) incurred in connection with the preparation, negotiation and closing of this Amendment.

5. Effect of Amendment. Except for the amendments set forth in this Amendment, the Loan Agreement and all other Loan Documents shall remain unchanged and in full force and effect. Nothing in this Amendment is intended, or shall be construed, to constitute a novation or an accord and satisfaction of any of Borrower’s obligations under or in connection with the Loan Agreement or any other Loan Document.

6. Miscellaneous.

(a) Entire Agreement. This Amendment, together with the Loan Agreement and other Loan Documents constitutes the entire agreement and understanding among the parties relating to the subject matter hereof, and supersedes all prior proposals, negotiations, agreements and understandings relating to such subject matter. In entering into this Amendment, Borrower acknowledges that it is relying on no statement, representation, warranty, covenant or agreement of any kind made by the Lender or any employee or agent of Lender, except for the agreements of Lender set forth herein.

(b) Binding Effect. This Amendment shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns, provided that no party other than Lender may assign any of its rights or obligations hereunder without the prior written consent of Lender.

(c) Governing Law. THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF MICHIGAN APPLICABLE TO CONTRACTS MADE AND PERFORMED IN SUCH STATE.

(d) Counterparts; Facsimile or Electronic Signatures. This Amendment may be executed in multiple counterparts, each of which shall be deemed to be an original and all of which when taken together shall constitute one and the same instrument. A facsimile or PDF signature shall be effective as an original signature.

[Signatures on following page]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed and delivered as of the date first hereinabove set forth.

BORROWER:

PEN BRANDS LLC,

an Ohio limited liability company

By:	/s/ Anne Marie Thomas
Anne Marie Thomas
Title:	President

LENDER:

MBANK,

a Michigan banking corporation

By:	/s/ Edward P. Lewan
Edward P. Lewan
Title:	President

ACKNOWLEDGEMENT OF GUARANTOR

(i) Scott E. Rickert, guarantor under that certain Validity Guaranty dated April 4, 2014 in favor of Lender, (ii) PEN, Inc., a Delaware corporation, guarantor under that certain Corporate Guaranty dated May 1, 2015 in favor of Lender, and (iii) Scott E. Rickert and Jeanne Rickert, guarantors under that certain Limited Guaranty dated March 30, 2018 in favor of Lender (each of the foregoing referred to as a “Guaranty”), each acknowledge the above Amendment and agrees that their respective Guaranty shall continue in full force and effect and continue to apply to the Obligations as amended by this Amendment.

GUARANTORS:

/s/ Scott E Rickert	/s/ Jeanne M Rickert
Scott E. Rickert, an individual	Jeanne Rickert, an individual

PEN, INC.

a Delaware corporation

By:	/s/ Scott E Rickert
Scott E. Rickert
Title:	Chief Executive Officer